 Ex. 99.28(d)(23)(x)

Amendment

to Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Franklin Advisers, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Franklin Advisers, Inc., a California corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into a Sub-Advisory Agreement, effective as of September 13, 2021 wherein the December 1, 2012 Agreement, as amended, was incorporated by reference (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved changes for the JNL/Franklin Templeton Global Multisector Bond Fund and JNL/Franklin Templeton Growth Allocation Fund, as outlined below, each effective April 25, 2022, thereby terminating the Agreement with respect to these Funds, effective April 25, 2022:

1)	Western Asset Management Company, LLC to replace the Sub-Adviser as the investment sub-adviser for the JNL/Franklin Templeton Global Multisector Bond Fund, and

2)	Reorganization of the JNL/Franklin Templeton Growth Allocation Fund into the JNL Growth Allocation Fund, a series of the Trust.

Whereas, the Parties have agreed to amend the Agreement to remove the JNL/Franklin Templeton Global Multisector Bond Fund and JNL/Franklin Templeton Growth Allocation Fund, and their respective fees, effective April 25, 2022.

Whereas, the Parties have agreed to amend the following section of the Agreement, effective April 25, 2022:

Section 17. “Notice.”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Section “17. Notice.” shall be deleted and replaced, in its entirety, with the following:

17.	Notice. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

a)	To Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

b)	To the Sub-Adviser:	Franklin Advisers, Inc.
One Franklin Parkway
San Mateo, CA 94403-1906
Attention: General Counsel
Email address: FTsubadvisedteam@franklintempleton.com

With a copy to:
Franklin Templeton Investments
One Franklin Parkway
San Mateo, CA 94403-1906
Attention: General Counsel

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 25, 2022, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 25, 2022, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 25, 2022.

Jackson National Asset Management, LLC		Franklin Advisers, Inc.

By:	/s/ Emily J. Bennett	By:	/s/ Edward Perks
Name:	Emily J. Bennett	Name:	Edward Perks
Title:	AVP and Deputy General Counsel	Title:	President, CEO

Schedule A

Dated April 25, 2022

Fund
JNL/Franklin Templeton Income Fund

A-1

Schedule B

Dated April 25, 2022

(Compensation)

JNL/Franklin Templeton Income Fund
Average Daily Net Assets	Annual Rate
$0 to $50 million	0.625%
$50 million to $200 million	0.465%
$200 million to $500 million	0.375%
Amounts over $500 million	0.350%

B-1